Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191 (phone)

(503) 226-0079 (fax)

October 17, 2006

Board of Directors

Northwest Pipe Company

200 SW Market, Suite 1800

Portland, OR 97201

Re:	Amendment No. 1 to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission, Registration Number 333-137923 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Common Stock, $0.01 par value per share, to be issued in a public offering, as described in the Registration Statement (the “Offering”). As your counsel in connection with the Offering, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Offering.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ ATER WYNNE LLP

ATER WYNNE LLP